Exhibit 99.1

WILLOW FINANCIAL BANCORP, INC. COMPLETES SALE OF
NON-PERFORMING ASSETS

For Immediate Release

WAYNE, PA—June 14, 2007—Willow Financial Bancorp, Inc. (the "Company") (NASDAQ/Global Select Market: WFBC), the holding company for Willow Financial Bank (the "Bank"), announced today that it has completed the sale of its two large non-performing assets.

The non-performing loans totaled $6.5 million and represented a commercial loan against a portfolio of single-family rental properties, and a golf course that was held in the bank’s real estate owned portfolio.

With the sale of these assets, both the bank’s ratio of Non-Performing Assets to Total Loans and Non-Performing Assets to Total Assets are expected to decrease to under 0.25%.

Donna M. Coughey, President and CEO of the Company said: "As discussed in our third quarter earnings release, these two problem loans were isolated incidences and are not representative of the Bank’s loan portfolio. We have aggressively pursued the sale of these assets, one of which represented the entire OREO of the Bank. . The sale of these two non-performing assets puts the credit quality of our loan portfolio among the strongest in our peer group.”

About Willow Financial Bancorp

Willow Financial Bancorp is the holding company for Willow Financial Bank. Willow Financial Bank, founded in 1909, is a full-service, community-oriented bank, offering a broad array of deposit, loan and investment products for individuals and businesses. With 29 locations across Montgomery, Chester, Bucks and Philadelphia counties, Pennsylvania, Willow Financial Bank offers its customers and clientele banking beyond the traditional - convenient locations, extended hours, and the personal attention of a local bank - with the products and services of a regional one.

Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations there under) which are not historical facts or as to Willow Financial Bancorp. management's intentions, plans, beliefs, expectations or opinions. Forward-looking statements may be identified by the use of words such as "believe", "expect", “will”, "anticipate", "intend", "plan", "estimate", "could", "may", "likely", "probably" or "possibly". Willow Financial Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts

Company contact:
Willow Financial Bancorp
Noel Devine
Senior Vice President - Marketing
610-995-1700, ext. 3174
NDevine@wfbonline.com
or
Investor contact:
Gregory FCA Communications
Joseph Crivelli
Senior Vice President
610-642-8253, ext. 123
JoeC@gregoryfca.com